EXHIBIT 8.1 – LIST OF SIGNIFICANT SUBSIDIARIES AND
CONSOLIDATED AFFILIATED ENTITY

LIST OF SIGNIFICANT SUBSIDIARIES AND

CONSOLIDATED AFFILIATED ENTITIES

Significant Subsidiaries

Name of Company	Jurisdiction of Incorporation	Percentage of Equity Owned
Medicure International, Inc.	Barbados	100%
Medicure Pharma Inc.	United States (Delaware)	100%
Marley Drug, Inc.	United States (North Carolina)	100%
Gateway Pharmacy	United States (Oregon)	100%
West Olympia Pharmacy	United States (Washington)	100%
Medicure Pharma Europe Ltd	Ireland	100%

All significant subsidiaries do business under their respective legal names.